Exhibit 10.5

May 7, 2018

ArikMaimon
CEO
Next Group Holdings, Inc.
111 l Brickell Ave., Suite 22000
Miami, FL, 33131

Re:          Debt Financing

Dear Mr. Maimon:

This letter agreement (“Agreement”) confirms the terms upon Next Group Holdings, Inc. together with all subsidiaries, affiliates, successors and other controlled units, either existing or formed subsequent to the execution of this engagement (defined for the purposes of this Agreement as “Client”), engages ThinkEquity, a division of Fordham Financial Mgmt. Inc., (“ThinkEquity”) to provide advisory services on a best efforts basis.

1.      In the event that Client completes a debt frnancing ThinkEquity-Identified Party during the term of this Agreement (“Debt Financing), ThinkEquity will be entitled to receive a fee of three and one half percent (3.5%) of the total credit facility(s) (the “Cash Fees”). All such Cash Fees due to ThinkEquity will be payable out of proceeds at closing. The Client authorizes such lender(s) to pay the Cash Fee from the proceeds at the Closing. If the lender(s) requires the Client to provide additional authorization or confirmation of such Client approval to lender(s) in order to facilitate the payment of the Cash Fee from the  proceeds at the Closing, the Client hereby affirms that it will provide any and all such additional required authorizations.

2.      In addition, upon the closing of a Debt Financing, Client will issue ThinkEquity, or its assigns, a warrant, valid for five years post-closing, entitling its holder to purchase such number of shares equal to a total of three and one half percent (3.5%) of the total facility size from the Debt Financing (the “ThinkEquity Warrants”). The warrant shall have the same terms and conditions as the warrant issued to the lender in the Debt Financing. In the event where no warrants are issued to the lender in the Debt Financing, the warrant shall have an exercise price equal to the flve day volume weighted average price of Client’s common shares on the date of closing, or if Client is not publicly traded, equal to the per share price paid by investors in the Client’s most recent equity  investment round  prior to the execution of this Agreement.  The shares underlying the warrants shall entitle their holder to one-time “piggyback” registration rights (unless Rule 144 is then available for such proposed  piggyback sale).   The warrant may be exchanged without the payment of any additional consideration for Cl ient’s stock based upon the values of the warrant and the stock at the time of the exchange (i.e., net issuance).

3.      In the event that Client completes a transaction or related series or combination of transactions involving a merger, share capital exchange, asset acquisition, share purchase, or similar business combination (any or all of the foregoing, a “Business Combination”) between the Client and a ThinkEquity-Identifled Party (as defined below) during the term of this Agreement, the Client shall pay to ThinkEquity at the closing of the Business Combination a fee equal to three and one half percent (3.5%) of the aggregate consideration, including non-cash consideration (including but not l im ited to debt or equity securities), paid and payable to (in the case of an acquisition), or (in the case of a sale or merger) received and receivable from, the ThinkEquity-Identified Party in the Business Combination.

4.      Client shall pay a one-time, non-refundable engagement fee of $10,000 upon signing this Agreement-WAIVED

ThinkEquity	17 State Street, 22”d Floor
A division of Fordham Financial Management, Inc.	New York, NY 10004
Member FTNRA - SIPC	Tel: 646-968-9355

5.      In the event that ThinkEquity is entitled to an initial fee pursuant to a Debt Financing, any subsequent financing with an initial investor(s) and/or initial lender(s) (i.e., where the Section 1 and/or 2 fee was payable upon the original Debt Financing transaction) that is consummated within 18 months from the date of termination of this Agreement whereby a subsequent Joan is executed or an existing loan is increased shall result in a cash fee pursuant to the fee schedule above on the new or  increased capitaVfacility provided, payable to ThinkEquity at closing.  Such fees will be due ThinkEquity regardless of whether this Agreement is active or has been terminated.

6.      In addition to any fees payable to ThinkEquity hereunder, the Client hereby agrees to reimburse ThinkEquity for all reasonable travel and other out-of-pocket expenses incurred in connection with ThinkEquity’s engagement,  including the reasonable fees and expenses ofThinkEquity’s counsel and due diligence analysis, however any expenses  over the amount of$5,000 must be preapproved in writing by the Client. Such reimbursement shall be paid at the earlier of the C losing from the gross proceeds of the Debt Financing or Business Combination, upon ThinkEquity submitting an invoice to Client, or upon termination  of this Agreement (provided,  however, that such expense cap in no way limits or impairs the indemnification and contribution provisions of this Agreement).

7.      The term of this Agreement shall be for one year (“Term”). However, ThinkEquity’s engagement hereunder may be terminated by either Client or ThinkEquity at any time, with or without cause, upon written advice to that effect to the other party with a 60 day notice period. In addition, ThinkEquity shall be entitled to any and all fees related to any financing or Business Combination as described herein in the event that at any time prior to the expiration of24 months after termination, a fmancing or Business Combination with a ThinkEquity-Identified Party is consummated. For the purposes of this Agreement, ThinkEquity-ldentified Party is defined as any party (i) which ThinkEquity has identified on behalf of Client, or (ii) in respect of which ThinkEquity has rendered advice to the Client, or (iii) with which ThinkEquity has he ld discussions or furnished information regarding the Client or (iv) listed on Schedule A. ThinkEquity may supply to Client a list (“Schedule A”) subsequent to this Agreement having been executed that will include a list of investors and/or lenders that will be considered ThinkEquity Parties for the purposes of this Agreement.   Investors and/or lenders that are not included on Schedule A can still be considered ThinkEquity Parties if they meet any of the other conditions  listed above. Schedule A may be updated by ThinkEquity from time to time during the term of this Agreement via email or facsimile.

If the terms of our engagement as  set forth in this Agreement (including the attached Standard Terms and Conditions) are agreed to, kindly sign the enclosed copy of this letter and return it to the undersigned. This engagement letter may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but of which together shall constitute one and the same instrument.

By:	/s/ Arik Maimon	By:	/s/ Jeffrey Singer

Arik Maimon		Jeffrey Singer
CEO		Head of Debt Capital Markets
ThinkEquity, a division of Fordham Financial Mgmt.lnc.

STANDARD TERMS AND CONDITIONS

The following general terms and conditions shall be incorporated by reference into the engagement letter agreement, dated May 7, 2018 between Next Group Holdings, Inc. and ThinkEquity to which these terms are attached (the Agreement). Capitalized terms used below without definition shall have the meanings assigned to them in the Engagement Letter and any references herein to the “Agreement” shall mean the Engagement Letter Agreement together with these Standard Terms and Conditions. These Standard Terms and Conditions will survive the termination of this Agreement.

Section I . Indemnification and Contribution.

(a)    In connection with the Client’s engagement ofThinkEquity, the Client hereby agrees to indemn ify and hold harmless Thin kEquity and its affiliates, and the respective controlling persons, directors, officers, mem bers, shareholders, independent contractors, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Cl aim”), that are (A) related to or arise out of (i) an y actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Cl ient, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Client’s engagement of TbinkEquity, or (B) otherwise relate to or arise out of ThinkEquity’s activities on the Client’s behal f under ThinkEquity’s engagement, and the Client shall reimburse any Indemnified person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened  litigation in which any Indemnified Person is a party. The Client will not, however, be responsi ble for any Claim that is finally judicially determined to have resul ted from the gross negligence or wi llful misconduct of any person seeking indemn ification for such Claim. The Cl ient further agrees that no Indemnified Person shall have any liability to the Client for or in connection with the Client’s engagemen t ofThinkEquity except for any Claim incurred by the Client as a result of such Indemn ified Person’s gross negligence or willful misconduct.

(b)    The Client shall further indemnify and hold harmless the Indemnified Persons for any actions taken, the results of such actions taken, or any other general harm that may be caused to the Clien t, lender(s), or other person or entities, by Thin kEq uity enforcing any or all of its rights as granted under this Agreement, includ ing, but not limited to, ThinkEquity’s rights to the Cash Fee and/or the ThinkEquity Warrants at or subsequent to the Closing, as req uired herein.

(c)    The Client further agrees that it wi ll not, without the prior written consent ofThin kEquity, settle, compromise or consent to the entry of any judgment in any pending or threatened Cl aim in respect of which indemnification may be sought hereunder (whether or not any indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent i ncludes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

(d)    Promptly upon receipt by an Indemnified Person of notice of an y complaint or the assertion or institution of any Claim with respect to which i ndemnification is being sought hereunder, such Indem nified Person shall notify the Client in writing of such complaint or of such assertion or institution but failure to so notify the Client shall not relieve the Client from any obl igation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Client of substantial rights and defenses.  If the Client so elects or is requested by such Indemnified Person, the Clien t wi ll assume the defense of such Clai m, including the employ ment of counsel reasonably satisfactory to such Indemnified Person and the payment ofthe fees and expenses of such counsel.  In the event, however, that legal cou nsel to such Indemnified Person reasonably determines that having common counsel wou l d presen t such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Client, and legal cou nsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Client, then such Indemnified Person may em ploy its own separate counsel to represent or defend him, her or it in any such Claim and the Client shall pay the reasonable fees and expenses of such counsel.  Notwithstanding anything herein to the contrary, if the Client fails timel y or diHgently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or cou nterclaims or otherwise protect against the same, and shall be fully indemn ified by the Clien t therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the comprom ise or settlement thereof.  In addition, with respect to any Claim in which the Client assumes the defense, the Indemnified Person shall have the right to partici pate in such Claim and to retain his, her or its own cou nsel therefor at his, her or its own expense.

(e)    The Client agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not Thin kEquity is the Indem nified Person), the Cl ient and Thi nkEquity shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Client, on the one hand, and ThinkEquity on the other, in con nection with Thin kEquity’s engagement referred to above, subject to the li mitation that in no event shall the amoun t ofThinkEquity’s contribution to such Claim exceed the amount of fees actually received by ThinkEq uity from the Client pursuant to Thin kEquity’s engagement. The Client hereby agrees that the relative benefits to the Client, on the one ha nd, and ThinkEquity on the other, with respect to ThinkEqu ity’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Client or its stockholders as the case may be, pursuant to the Debt Financing (whether or not consummated) for which ThinkEq uity is engaged to render services bears to (b) the fee paid or proposed to be paid to ThinkEq uity in connection with such engagement.

(f)     The Client’s indem nity, reimbursement and contribution obligations under his Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at eq uity and (b) shall be effective whether or not the Client is at faul t in any way.

Section 2. Financial Advisory Role, Information, Reliance, Confidentiality, etc.

(a)    Client acknowledges that ThinkEquity has been retained only by the Client, is not undertaking to provide any legal, accounting or tax advice in connection with its engagement under the Agreement and that ThinkEquity’ s role in any due diligence will be limited solel y to assisting Client in coordinating the work of Client’s other professional advisers, that ThinkEquity is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Client’s engagement ofThinkEquity is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Client or any other person not a party hereto as against ThinkEquity or any  of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), employees or agents. Unless otherwise expressly agreed in writing by ThinkEquity, no one other than the Client is authorized to rely upon thls Agreement or any other statements or conduct ofThinkEquity, and no one other than the Client is intended to be a beneficiary of this Agreement. The Client acknowledges that any recommendation or advice, written or oral, given by ThinkEquity to the Client in connection with ThinkEquity’s engagement is intended solely  for the benefit and use of the Client’s management and directors in considering a possible Debt Financing and/or  Business Combination, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. ThinkEquity shall not have the authority to make any commitment binding on the company. The Client, in its sole discretion, shall have the right to reject any lender introduced to it by ThinkEquity. The Client agrees that it will perform and comply with the covenants and other obligations set forth in the related transaction documents between the Client and the lenders in the Debt Financing, and that ThinkEquity will be entitled to rely on the representation, warranties, agreements and covenants of the Client contained in such related transaction documents as if such representations, warranties, agreements and covenants were made directly to ThinkEquity by the Client.

(b)    Client will furnish ThinkEquity such written information as ThinkEquity reasonably requests in con nection with the performance of its services hereunder and shall simultaneously furnish ThinkEquity copies of any written information provided to potential lenders introduced to the Client by ThinkEquity. The Client understands, acknowledges and agrees that, in performing its services hereunder, ThinkEquity will use and rely entirely upon such information as well as publicly available information regarding the Client and that ThinkEquity does not assume responsibility for independent verification of the accuracy or completeness of any information, whether publicly available or otherwise furnished to it, concerning the Client or otherwise relevant to the contemplated transaction(s), including, without limitation, any financial information, forecasts or projections considered by ThinkEquity in connection with the provision of its services.   In the event of a successful Debt Financing and/or Business Combination, the Client shall furnish ThinkEquity with a copy of one set of fully executed closing documents.

(c)    In order to enable ThinkEquity to bring relevant expertise to bear on its engagement under the Agreement among its global affiliates, Client agrees that ThinkEquity may share information obtained from Client hereunder with its affiliates, and may perform the services contemplated hereby in conjunction with its affiliates; provided, however, that the fee, if payable, shall be paid only to ThinkEquity or its associated broker/dealer and that no other affiliate shall have any claim or demand against Client to receive any portion of its fee. Client agrees that, following the closing of an investment, ThinkEquity may, onl y with written approval from the Client,  place an advertisement or announcement in such newspapers and periodicals as it may determine describing ThinkEquity’s role.

(d)   ThinkEquity’s financial advice is intended solel y for the benefit and use of the Board of Directors of Client in considering a financing, is not on behalf of, and shall not confer rights or remedies upon, any shareholder or creditor of Client or any other person, and may not be used or relied upon for any other purpose. Client will treat ThinkEquity’s advice as confidential and wi ll not disclose it to any third party in any manner without ThinkEquity’s prior written  approval unless Client is required to do so by regulatory authorities.

(e)    1n the event Client requests that ThinkEquity deliver documents or information relating to a Debt Financing and/or Business Combination via electronic transmissions or delivery of such document or information is required by law or regulation to be made via electronic transmissions, Client acknowledges and agrees that the privacy and integrity of electronic transmissions cannot be guaranteed. To the extent that any documents or information relating to ThinkEquity’s engagement under the Agreement or a Debt Financing and/or Business Combination are transmitted electronically, Client agrees to release ThinkEquity from any loss or liability incurred in connection with the electronic transmission of any such documents and  information, including the  unauthorized interception, alteration or fraudulent generation and  transmission of  electronic transmissions by third parties; provided, however, that Client shall not release ThinkEquity from such losses or liabilities to the extent that they are finall y judicially determined to have resulted from ThinkEquity’s gross negligence or wi llful misconduct. Think Equity shall take reasonable steps to prevent any unlawful interception of Client’s information

Section 3. Miscellaneous.

(a)    The Agreement may be assigned by ThlnkEquity without the prior written consent of the Client however the Agreement may not be assigned by Client without the prior written consent ofThinkEquity and both Client’s and  ThinkEquity’s consent shall not be unreasonably withheld.. The Agreement constitutes the entire understanding of the parties with respect to the subject matter thereof, supersedes all prior agreements with respect thereto, unless Client has entered into a separate agreement with ThinkEquity for an IPO and/or equity offering, in which case the terms of that agreement(s) shall remain in effect per the terms of that agreement(s) and not be modified in any way other than the terms for debt financing and/or business combination detailed herein, and may not be amended except in writing signed by both of the parties, has been duly authorized and executed by each of the parties hereto and constitutes the legal, binding obligation of each such party. All notices hereunder shall be in writing and sent by certified mail, hand delivery, overnight delivery or email, if sent to Think Equity, to the address set forth on the frrst page hereof, or email address js@think-equity.com, Attention: Jeffrey Singer. Notices sent by certified mail shall be deemed received five days thereafter. Notices sent by hand delivery or overnight delivery  shall be deemed received on the date ofthe relevant written record of receipt. Notices delivered by fax shall be deemed received as of the date and time printed thereon by the fax. The headings in this agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this agreement or any of i ts provisions.  This agreement may be executed in counterparts, each of which, when taken together, shall constitute one duly executed original agreement.  If any provision of this Agreement shall for any reason be held invalid or unenforceable by any court, governmental agency or arbitrator of competent jurisdiction, such invalidity or unenforceabil i ty shall not affect any other provision hereof, but this Agreement shal l be construed as if such invalid or unenforceable provision had never been contained herein.

(b)    ThinkEquity and the Client agree that neither ThinkEquity nor any of its affiliates or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), employees, independent contractors, registered representatives or agents shall have any liability to the Client, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Client (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or eq uitable relief arising out of or relating to 1) this Agreement or the services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by ThinkEquity and that are finally judicially determined to have resulted solely from the gross negligence or willful misconduct of ThinkEquity; and 2) any actual or perceived unintentional breach of confidentiality agreements or non-disclosure agreements, if any, between Client and ThinkEquity.

(c)    ln the event of the consummation or public announcement of any Debt Financing and/or Business Combination, ThinkEquity shall have the right to disclose its participation in such Debt Financing and/or Business Com bination, including, without limitation, the placement at its cost of “tombstone” advertisements in financial and other newspapers and journals subject to Client’s approval.

(d)    Client hereby authori zes ThinkEquity to share this Agreement with the Lender(s) in the Debt Financing.

(e)    The Client shall be responsible for an y and all compliance with the securities laws applicable to it, including Regulation D and the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, and unless otherwise agreed in writing, all state secu rities (“blue sky”) laws. ThinkEquity agrees to cooperate with counsel to the Client in that regard.
Section 4. Dispute Resolution.

(a)    Any dispute arising hereunder, if not settled by mutual agreement, shall, at either party’s option, and, upon written notice by one party to the other, be settled by final and binding arbitration in New York, NY before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures pursuant to JAMS’ Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(b)    The arbitrator shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys’ fees and expenses  in such manner as is determined by the arbitrators.

(c)    Judgment upon the award rendered by the arbitrators may be entered in any court having personal and subject matter jurisdiction. Each party hereby submits to the i n personam and subject matter jurisdiction of the federal and state courts in the County of New York for the purpose of confirming any such award and entering judgment thereon.

(d)    Costs of Collection and Attorneys’ Fees. In the event of a breach of this Agreement by the Client for the payment of the Cash Fee and/or provision of the ThinkEquity Warrants when due and owing, pursuant to the term hereinabove (“Non-Payment Breach”), Thi nkEq uity shall be entitled to reasonable attorneys’ fees, paralegals’ fees and costs and expenses incurred or anticipated by ThinkEqui ty in collecting or enforcing payment hereof (whether such fees, costs or expenses are incurred in negotiations, all trial and appellate levels, admi nistrative proceedings, bankruptcy proceedings or otherwise), and together with all other sums due by the Client hereunder, all without any relief whatsoever from any valuation or appraisement laws, and payment thereof may be enforced and recovered in whole or in part at a n y time by one or more of the remedies provided to Th inkEquity at law, in equity, or under this Agreement.  In connection with ThinkEquity’s rights hereunder upon Non- Payment Breach, ThinkEquity need not provide, and the Client hereby waives, any presentment, demand, protest or other notice of any kind, and ThinkEquity may immediately enforce any and all of its rights and remedies hereunder and all other remedies avai lable to it in equity or under applicable law.